Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1/A of Sprouts Farmers Markets, LLC of our report dated April 30, 2012, except for the effects of the restatement discussed in Note 2 to the consolidated financial statements, as to which the date is April 20, 2013, relating to the financial statements of Sprouts Farmers Markets, LLC at April 17, 2011 and December 26, 2010, and the results of their operations and their cash flows for the periods then ended, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Phoenix, Arizona

July 19, 2013